Exhibit No. 10.3

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is entered into by and between Integrated Electrical Services, Inc., a Delaware corporation (“Employer”), and Terry L. Freeman (“Executive”) this September 24, 2010 (the “Amendment Date”).

WHEREAS, the Employer and Executive have heretofore entered into that certain Employment Agreement effective as of March 29, 2010 (the “Employment Agreement”); and

WHEREAS, the Employer and Executive desire to amend the Employment Agreement;

NOW, THEREFORE, the Employer and Executive hereby amend the Employment Agreement as follows:

1. Section IV.C.3.c. is amended, effective as of March 29, 2010, to read as follows:

Any unpaid Annual Bonus that has been “earned” for the immediately preceding Fiscal Year plus an Annual Bonus for the current Fiscal Year, pro rated based on the percentage of the current Fiscal Year that shall have elapsed through the date of termination.  The amount of any Annual Bonus shall be as determined by the Compensation Committee, including its determination of the extent the performance objectives, if any, for such current Fiscal Year have been achieved, and such Annual Bonuses shall be payable at the same time that the annual bonuses for such respective Fiscal Years are paid to other similar executives of the Company;

2. Section IV.C.3.g. is amended, effective as of the Amendment Date, by adding thereto the following sentence:

“This subparagraph g. shall apply to equity-based awards granted prior to the Amendment Date.”

3. Section IV.C.3. is amended, effective as of the Amendment Date, by adding thereto a new subparagraph h. and a new subparagraph i. to read, respectively, as follows:

h.
A prorated amount of Executive’s then outstanding unvested cash incentive awards and equity-based awards granted on or after the Amendment Date, other than an Annual Bonus or a cash incentive award or equity-based award the payment of which is dependent upon the achievement of performance objectives during a performance period that has not ended as of Executive’s date of termination of employment (a “Performance Award”), shall vest on the date (and only if) the release provided in Section IV.G. becomes irrevocable.  The applicable prorated vested percentage for such an award shall be the percentage of the full vesting period for such award in which Executive was actively employed by the Company.  Payment of such prorated vested awards, if any, shall be made on or as soon as reasonably practical after the date they become vested; and

i.
A prorated portion of each of Executive’s Performance Awards then outstanding shall vest at the end of the performance period applicable to such award, but only if and to the extent the performance objectives for such performance period have been achieved, as determined by the Compensation Committee (the “Performance Amount Achieved”), and the release provided in Section IV.G. becomes or has become irrevocable.  The applicable prorated vested percentage for any such Performance Award shall be the product of the percentage of the full performance period for such Performance Award in which Executive was actively employed by the Company and the Performance Amount Achieved, if any.  Payment of such vested Performance Awards, if any, shall be made at the same time the performance awards for such performance period are paid to other similar executives of the Company.

4. Section IV.G. is amended, effective as of the Amendment Date, by changing the reference to “forty-five (45) days” therein to read “fifty (50) days.”

5. Section IV.H. is amended, effective as of March 29, 2010, by adding thereto a new Paragraph 4. to read as follows:

Payment Dates. Notwithstanding anything in Sections IV.B. or IV.C. to the contrary, the payment of an Annual Bonus, Performance Award, cash incentive award or equity-based award due thereunder shall be paid in all events within 2½ months after the end of the year in which such award (or prorated part) first becomes “vested,” within the meaning of Section 409A of the Code.

6. Section VIII. is amended, effective as of the Amendment Date, by adding thereto a new Paragraph P. and a new Paragraph O. to read, respectively, as follows:

P.
Required Clawbacks.  Notwithstanding anything in this Agreement or any other agreement between the Company and Executive to the contrary, Executive acknowledges that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”) requires certain executives of the Company to repay the Company, and for the Company to recoup from the executive, “erroneously awarded” amounts of incentive compensation.  If, and only to the extent, the Act (or any similar federal or state law) requires the Company to recoup any “erroneously awarded” incentive compensation (including any equity-based award) that it has made to Executive, Executive hereby agrees to repay promptly, even if Executive has terminated employment with the Company, such “erroneously awarded” incentive compensation (cash or equity) to the Company upon its written request.  This Section VIII.P. shall survive the termination of this Agreement.

O.
Award Grant Agreements.  Notwithstanding anything in a grant agreement to the contrary, the term of any award subject to Section IV.C.3.h. or i. shall not expire based solely on Executive’s termination of employment prior to the contingent “vesting date” of such award, as provided in subparagraph h. or i., as applicable.  To the extent any such award does not become vested as provided in such applicable subparagraph, the award shall terminate on the last date it could have become “vested” pursuant to subparagraph h. or i., as applicable.  However, if the award would expire prior to such contingent vesting date by its terms, other than by reason of Executive’s termination of employment, then such award shall expire on such earlier date.

Except as expressly modified by this First Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment this September 24, 2010, effective for all purposes as provided above.

INTEGRATED ELECTRICAL SERVICES, INC.

By: /s/ Robert B. Callahan
Name: Robert B. Callahan
Title: Senior Vice President, Human Resources

TERRY L. FREEMAN

/s/ Terry L. Freeman